UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 12, 2017
(Date of earliest event reported)

Callidus Software Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4140 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices) (Zip Code)

(925) 251-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 12, 2017, Michele Choka, a member of the board of directors (the “Board”) of Callidus Software Inc. (the “Company”), informed the Company of her intention to resign from the Board, effective February 2, 2017. Ms. Choka is Chair of the Board’s Compensation Committee and a member of the Board’s Nominating and Corporate Governance Committee. Her resignation was not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

(d)

On January 12, 2017, the Board appointed Nina Richardson to serve as a member of the Board effective February 2, 2017. Ms. Richardson will serve as a Class III director. Ms. Richardson is the former Chief Operating Officer of GoPro, Inc., and currently serves on the boards of Zayo Group Holdings, Inc., a bandwidth infrastructure provider, and Silicon Laboratories Inc., a provider of silicon and software solutions.

Ms. Richardson will be compensated for her Board and committee service in accordance with the Company’s standard director compensation arrangements, a description of which may be found under the caption “Director Compensation” in the Company’s proxy statement filed with the Securities and Exchange Commission on April 28, 2016, which description is incorporated by reference into this report. Ms. Richardson is also expected to enter into the Company’s standard forms of indemnification and change of control agreements for members of the Board.

In connection with Ms. Richardson’s appointment, the size of the Board will continue to remain at seven directors in accordance with the Company’s Second Amended and Restated Bylaws.

A copy of the press release announcing Ms. Richardson’s election is included herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document

99.1	Press Release dated January 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: January 18, 2017	By:	/s/ Roxanne Oulman
Roxanne Oulman
Executive Vice President, Chief Financial Officer (duly authorized officer)

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Press Release dated January 18, 2017